EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 3, 2013 (the “Effective Date”), at Fairport Harbor, Ohio, by and between OurPet’s Company, a Colorado corporation maintaining a place of business at 1300 East Street, Fairport Harbor, Ohio 44077 (hereinafter referred to as “Employer”), and Scott r. mendes, an individual residing at 4879 East Woodcrest Drive, Chagrin Falls, Ohio 44022 (hereinafter referred to as “Employee”).

RECITALS:

Employee has been employed by Employer as the Chief Financial Officer of Employer and its wholly-owned subsidiaries, Virtu Company and SMP Company (the “Subsidiaries”), and Employer desires to continue to employ Employee, and Employee desires to continue his employment, in that position on the terms and conditions set forth in this Agreement.

AGREEMENT:

1. EMPLOYMENT. Employer hereby employs Employee and Employee agrees to be employed by Employer as its Chief Financial Officer for a term of one (1) year commencing on the Effective Date (hereinafter referred to as the “Initial Term”). Thereafter, the term of Employee’s employment hereunder shall be automatically renewed for additional, subsequent and consecutive one (1) year terms (each, a “Renewal Term”), unless either Employer or Employee gives written notice to the other of its/his intent to terminate this Agreement at least sixty (60) days prior to the end of the then current term, which termination may be for any reason or no reason, and in which event the employment of Employee hereunder shall end at the end of the then current term. The Initial Term and the Renewal Terms (if any) shall be referred to herein collectively as the “Employment Period.”

2. COMPENSATION. During the Employment Period, Employee shall receive as compensation:

(a) Salary. Salary at the annual rate of $ 131,000, payable in regular installments in accordance with Employer’s usual payment practices. The rate of Employee’s salary will be reviewed annually by the Employer’s Board of Directors (the “Board”) or a duly appointed compensation committee of the Board, and may be increased (but not decreased). Employee’s annual salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Benefits. The right to participate in all corporate employee benefit programs offered to executive level employees by Employer.

(c) Vacation. The right to three (3) weeks of paid vacation during each year of the Employment Period.

(d) Stock Options. The Board may from time to time grant stock options to Employee pursuant to its stock option plan and the terms of any stock option agreement issued thereunder, which options may only vest upon the successful attainment of specified management goals.

3. DUTIES. During the Employment Period, Employer’s Board and/or Chief Executive Officer shall be entitled to establish the business hours, conditions of employment, job assignments, duties and responsibilities of Employee hereunder, and to modify the foregoing from time to time. Employee shall report to the Chief Executive Officer. Employee shall devote all of his business efforts to Employer; provided, however, that nothing herein shall preclude Employee from engaging in incidental additional activities in connection with personal investments and interests and charitable and community affairs, so long as such activities do not, individually or in the aggregate, interfere with Employee’s performance of his duties or responsibilities hereunder, or violate any provision of this Agreement.

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4. EXPENSES. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee on behalf of Employer during the Employment Period.

5. TERMINATION.

(a) The employment of Employee pursuant to this Agreement shall terminate (i) upon the death or Disability (as hereinafter defined) of Employee, (ii) at the end of the Employment Period, upon the terms and conditions described in subparagraph (b) below, (iii) by Employer prior to the end of the Employment Period, with or without “Cause” (as hereinafter defined), upon the terms and conditions described in subparagraphs (c) and (d) below, or (iv) by Employee prior to the end of the Employment Period, with or without “Good Reason” (as hereinafter defined), upon the terms and conditions described in subparagraphs (e) and (f) below.

(b) Termination at the End of the Employment Period. If Employee’s employment with Employer is terminated as a result of the expiration of the Employment Period and the election by one or more of the parties to send a timely notice of his/its intention to allow the Agreement to terminate, Employer shall have no further obligation to Employee pursuant to this Agreement for amounts accruing after the expiration of the Employment Period; provided, however, that if the election to terminate was made by Employer, Employee shall be entitled to receive his then current Base Salary and benefits for six (6) months following the end of the Employment Period in accordance with Employer’s normal payroll procedures.

(c) Termination by Employer for Disability or Cause. Employer may terminate Employee’s employment hereunder at any time for Disability or for Cause. “Disability” means that, as a result of a physical or mental condition, the Employee is unable to perform the essential functions of his job, with or without a reasonable accommodation, at the same level of performance as he engaged in prior to the onset of such condition, and that such situation is likely to continue for a substantial period of time. For purposes hereof, the Employee shall suffer a Disability if the Board determines in good faith that the Employee: (i) has been declared legally incompetent by a final court decree; (ii) has received disability insurance benefits from any disability income insurance policy maintained by the Employer, for a period of three (3) consecutive months; or (iii) has suffered a physical or mental disability within the meaning of §22(e)(3) of the Code, as determined by a medical doctor satisfactory to the Board. “Cause” shall be deemed to include but not be limited to the following: (i) Employee engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against the Employer or any of its customers, vendors or suppliers, (ii) Employee being convicted (or entering a plea of nolo contendere) of a felony of any kind or of a crime involving moral turpitude, (iii) Employee misappropriating any business opportunities of the Employer without the prior written consent of Employer; (iv) Employee breaching any material covenant of Employee set forth in this Agreement, the Confidentiality Agreement or any other agreement with the Employer; (v) Employee engaging in any act of sexual misconduct at or in connection with his employment with the Employer, including but not limited to sexual harassment; (vi) Employee engaging in drug abuse or engaging in alcohol abuse, which, in either case, interferes with the Employee’s performance of the duties or responsibilities of his position, or has a substantial negative effect on the business or reputation of the Employer; (vii) Employee’s intentional destruction of any material property or asset of Employer; (viii) Employee’s willful disregard of a published or otherwise generally recognized policy of the Employer; or (ix) Employee neglecting his employment responsibilities to Employer; provided, however, that with respect to the matters identified in (iv), (viii), and (ix), if the misconduct is reasonably susceptible to cure the Employer shall provide the Employee with a written notice that identifies the proposed grounds for termination, and the termination shall not be effective if the Employee has cured the identified misconduct within ten (10) days after his receipt of the notice thereof from the Employer.

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(d) Termination by Employer without Cause. Employer may elect to terminate Employee’s employment for any reason other than for Cause (pursuant to subparagraph (b) above) prior to the expiration of the Employment Period. In the event of a termination without Cause, Employee shall be entitled to receive (i) his then current Base Salary and benefits for the greater of the balance of the Employment Period or six (6) months in accordance with Employer’s normal payroll procedures; and (ii) to the extent applicable, any bonus earned but not yet paid on the date of termination. Other than such payments, Employer shall have no further obligation to Employee pursuant to this Agreement for amounts accruing after the date of termination.

(e) Termination by Employee without Good Reason. In the event that Employee terminates his employment hereunder for any reason other than “Good Reason” (as hereinafter defined), Employer shall have no further obligation to Employee pursuant to this Agreement for amounts accruing after the date of termination.

(f) Termination by Employee with Good Reason. A termination by Employee of his employment hereunder shall be for “Good Reason” if it is for the reason that that Employer has (i) failed to pay or cause to be paid any portion of the salary of Employee described in paragraph 2 hereof, if and when due hereunder, or (ii) relocated Employee’s principal place of business to a location more than fifty (50) miles from its location at the inception of the Employment Period, or (iii) materially reduced the authority or responsibilities of Employee (except as otherwise agreed by Employer and Employee), or (iv) has materially breached this Agreement. Employee shall not have the right to terminate for Good Reason unless: (A) Employee provides Employer with a written objection to the event or condition that is the basis for Employee’s Good Reason termination within thirty (30) days following the occurrence thereof; (B) Employer does not reverse or otherwise reasonably cure the event or condition within thirty (30) days of receiving such written objection; and (C) Employee resigns his employment within thirty (30) days following the expiration of such cure period. In the event of a termination for Good Reason, Employee will be entitled to receive (x) his then current Base Salary and benefits for the greater of the balance of the Employment Period or six (6) months in accordance with Employer’s normal payroll procedures, and (y) to the extent applicable, any bonus earned but not yet paid on the date of termination. Other than such payments, Employer shall have no further obligation to Employee pursuant to this Agreement for amounts accruing after the date of termination.

6. SUCCESSOR TO CORPORATION. This Agreement shall bind any successor of Employer, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that Employer would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, Employer shall require such successor expressly and unconditionally to assume and agree to perform Employer’s obligations under this Agreement, in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place. The term “Employer,” as used in this Agreement, shall mean OurPet’s Company, its Subsidiaries, and any such successor assignee to its business or assets which by reason hereof becomes bound by this Agreement.

7. INDEMNIFICATION. Employer shall indemnify Employee (and his legal representatives or other successors) to the extent permitted by law and Employee shall be entitled to the protection of any insurance policies which Employer may elect to maintain generally for the benefit of its directors or officers against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an employee, director or officer of Employer or any other Employer that he served in any such capacity at the request of Employer.

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8. ASSIGNMENT.

(a) This Agreement is a contract for the personal services of Employee. It is expressly agreed that Employee may not sell, transfer, assign, pledge or hypothecate his rights or obligations hereunder to any other person or entity.

(b) It is also expressly agreed that (i) Employer may assign its rights and/or obligations hereunder to a parent or subsidiary of Employer, or to an entity affiliated with Employer, whether presently existing or formed after the date hereof; (ii) the rights and/or obligations of Employer may be transferred by operation of law to a surviving or successor entity in connection with a merger, consolidation or other similar transaction; and (iii) Employer may assign its rights and/or obligations hereunder to any entity which acquires a substantial part of the assets or equity of Employer, or which acquires a particular line of business of Employer. In connection with any such assignment or transfer, the definition of “Employer” in this Agreement shall include, for all purposes, each person or entity to which Employer’s rights and/or obligations are assigned or transferred pursuant to this paragraph, and their respective successors and assigns.

9. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives, successors and permitted assigns.

10. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

11. EFFECT OF CAPTIONS. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

12. NO WAIVER. No waiver or failure (intentional or unintentional) to act with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

13. NOTICES. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by telex, telecopy or facsimile transmission, or personally delivered, or mailed via certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the address set forth in the first paragraph of this Agreement, or to such other address as a party shall furnish to the other by notice given in accordance with this paragraph.

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14. COMPLIANCE WITH IRC SECTION 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder or pursuant to any other agreement with Employer as a result of such termination of employment is necessary in order to prevent any prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this paragraph shall be paid or distributed to Employee in a lump sum on the earlier of (i) the date that is six (6) months following termination of Employee’s employment, (ii) a date that is no later than thirty (30) days after the date of Employee’s death or (iii) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Agreement shall be paid as otherwise provided herein. If any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Section 409A, Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such payment made under this Agreement shall at all times be considered a separate and distinct payment within the meaning of the Section 409A, and references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” with the Company Group within the meaning of Treas. Reg. Section 409A-1(h) (and any successor provision). To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). To the maximum extent permitted by applicable law, the amounts payable to Employee under this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treas. Reg. Section 1.409A-1(b)(4) (with respect to short-term deferrals). Employer shall consult with Employee in good faith regarding the implementation of the provisions of this paragraph; provided that neither Employer nor any of its employees or representatives shall have any liability to Employee with respect thereto.

14. GOVERNING LAW; JURISDICTION; VENUE; LIMITATIONS ON FILING ACTIONS. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Ohio. The parties intend to and hereby do confer jurisdiction upon the courts of the State of Ohio and U.S. federal courts located within the State of Ohio to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof. Each party consents to the jurisdiction of the courts of the State of Ohio and U. S. federal courts located in the State of Ohio, and waives any objection to venue in such courts in the event of any litigation arising out of or related to this Agreement or the breach thereof. The parties agree that any claim arising out of or related to this Agreement, or the breach hereof, must be filed within one (1) year after the date of the alleged breach, and in any event within one (1) year after the date of termination of Employee’s employment, that any claim which is not filed within such one year period is waived, and that any statute of limitations to the contrary is hereby waived.

15. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE/IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATED TO, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

17. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and Employer’s standard “Employee Patent, Copyright and Confidentiality Agreement”, which was executed by Employee on an earlier date, embody the entire agreement and understanding between Employer and Employee and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be changed orally, but may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by each of the parties, or, in the case of a waiver, signed by the party against whom enforcement of such waiver is being sought.

18. ACKNOWLEDGMENT. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; and (iii) he has had sufficient time and an opportunity to consult with his own legal advisor prior to signing this Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

“Employer”

OurPet’s Company

By: /s/ Steven Tsengas
Name: Steven Tsengas
Title: Chairman and CEO

“Employee”

By: /s/ Scott R. Mendes
Name: Scott R. Mendes
Title: Chief Financial Officer and Treasurer

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